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                                    INCOMNET, INC.
                                   2801 Main Street
                              Irvine, California   92614


                                  September 29, 1998


Mr. John P. Casey
c/o  Meridian Investments, Inc.
10220 River Road, Suite 115
Potomac, Maryland   20854

Dear Jack:

            The purpose of this letter is to acknowledge, and set forth the terms of, our agreement with regard to your continued service as the Chairman of the Board of Directors (the "Board") of Incomnet, Inc., a California corporation (the "Company").

            1. Your service as Chairman under this Agreement shall be for a term (the "Term") commencing on September 29, 1998 and, unless terminated earlier due to your termination as the Chairman, terminating on September 29, 2001.

            2. During the Term, you shall continue to perform the duties and functions required of, and commensurate with, your status as the Chairman of the Board as described in the Bylaws of the Company.

            3. As consideration for your service as the Chairman, the Company shall pay you a quarterly service fee, determined in accordance with this Section 3, not later than ten (10) business days after the end of each fiscal quarter of the Company (or portion thereof) during the Term (the "Quarterly Fee"). The amount of Quarterly Fee shall be determined as follows:

     (i) If the Fair Market Value of the Company's common stock (the "Common Stock") is less than four dollars ($4) per share, the Quarterly Fee shall be equal to One Dollar ($1); or

     (ii) If the Fair Market Value of the Common Stock is not less than four dollars ($4) per share, the Quarterly Fee shall be equal to the product of: (A) twenty-five thousand dollars ($25,000), and (B) the number determined by dividing the Fair Market Value of the Common Stock by four (4) and, if the

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Mr. John P. Casey
September 29, 1998
Page 2

            quotient thereof is not a whole number, rounding-down such quotient to the next lowest whole number.

The Quarterly Fees due hereunder are in lieu of, and not in addition to, any retainer fees, meeting fees or other remuneration to which you would be entitled as the Chairman or as a director of the Company. For purposes of this Section 3, the Fair Market Value of the Common Stock for any fiscal quarter (or portion thereof) of the Company will be deemed to be equal to the average closing price of the Common Stock for the last five (5) trading days during such fiscal quarter as quoted on an automated quotation system sponsored by the National Association of Securities Dealers or, if not so quoted, as reported on the principal national securities exchange on which the Common Stock is then traded. If the Common Stock is not readily tradeable, the Fair Market Value of the Common Stock shall be determined in good faith by the Board. In no event shall the Quarterly Fees exceed with respect to any fiscal quarter $250,000 and payment of the Quarterly Fees shall be subordinate to the payment of any amounts due to Denver Technologies, LLC, under the Class D Preferred Shares and the Subordinated Debt each as described on that certain Term Sheet attached hereto, as the same may be amended by Company with the consent of the Chairman.

            4. The Company shall indemnify you and hold you harmless, to the fullest extent permitted by law as, to and from any and all costs, expenses or damages incurred by you as a result of any claim, suit, action or judgment arising out of your service as the Chairman. This right to indemnification shall survive the termination of this Agreement.

            5. During the Term and thereafter, you shall hold in a fiduciary capacity for the benefit of the Company and its subsidiaries (the "Control Group") all secret or confidential information, knowledge or data relating to the Control Group or its business (which shall be defined as all such information, knowledge and data coming to your attention by virtue of your service with the Company except that which is otherwise public knowledge or known within the Company's industry). During such period, you shall not, without prior written consent of the Board, unless compelled pursuant to the order of a court or other body having jurisdiction over such matter or unless required by lawful process or subpoena, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it. The foregoing shall not limit the disclosure by you of such information in the course of the performance of your duties as the Chairman so long as such disclosure is in good faith. In the event of a breach or threatened breach by you of any provision of this Section 5, the Company shall

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Mr. John P. Casey
September 29, 1998
Page 3

be entitled to injunctive, declaratory and other equitable relief from a court of competent jurisdiction to restrain you from committing such breach. Nothing in this Agreement shall be construed as prohibiting the Company from pursuing any other remedy or remedies including, without limitation, the recovery of damages.

            6. Notwithstanding anything herein to the contrary, this Agreement does not impose any obligations on the Company to retain you as its Chairman or as a director nor shall it impose an obligation on you to remain as the Chairman or as a director of the Company.

            7. All amounts payable under this Agreement are, to the extent legally required, subject to withholding and deductions. During the Term, you will not be an employee of the Company or its affiliates and you will not be eligible to participate in, or receive benefits under, any benefit plans or arrangements maintained, or contributed to, by the Company or its affiliates.

            8. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same agreement. This Agreement sets forth the parties' entire agreement, and supersedes any and all prior agreements or understandings, oral or written, with respect to its subject matter. This Agreement can be amended only by a writing signed by both you and the Company.

            9. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, heirs (in your case) and permitted assigns. This Agreement nor any rights hereunder may be assigned by you. No rights or obligations of the Company under this Agreement may be assigned or transferred by the Company except that such rights or obligations may be assigned or transferred pursuant to a merger or consolidation in which the Company is not the continuing entity, or pursuant to a sale of all or substantially all of the assets of the Company, provided that the assignee or transferee is the successor to all or substantially all of the assets of the Company and such assignee or transferee assumes in writing the liabilities, obligations and duties of the Company, as contained in this Agreement.

            10. All notices under this Agreement shall be given in writing and shall be either delivered personally or sent by certified or registered mail, return receipt requested, addressed to the other party at the appropriate address first set forth above, or

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Mr. John P. Casey
September 29, 1998
Page 4

to such other address as such party shall designate by written notice as aforesaid. Notices shall be deemed given when received or two (2) days after mailing, whichever is earlier.

            11. This Agreement shall be governed by, and construed under and in accordance with, the laws of the State of California, without reference to rules relating to conflicts of laws.

            Please execute a copy of this Agreement and return it to me to acknowledge your agreement to the foregoing.

                                   INCOMNET, INC.


                                   By:  /s/ DENIS RICHARD
                                        -------------------------------------
                                        Denis Richard
                                        President and Chief Executive Officer

Agreed & Accepted as of September 29, 1998:


/s/ JOHN P. CASEY
-------------------------------------
John P. Casey